As filed with the Securities and Exchange Commission on December 18, 2014
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASHLAND INC.
(Exact name of Registrant as Specified in its Charter)

Kentucky (State of incorporation)	20-0865835 (I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky 41012-0391
(859) 815-3033

(Address, including zip code, of registrant's principal executive offices)

INDUCEMENT RESTRICTED STOCK AWARD
(Full title of the Plan)

Peter J. Ganz
Senior Vice President, General Counsel and Secretary
50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky 41012-0391
(859) 815-3333

(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

☒ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated file (Do not check if a smaller reporting company)
☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	50,000 shares	$115.35	$5,767,500	$670.19

(1)
Represents the number of shares of Common Stock, par value $.01 per share, of Ashland Inc. to be issued pursuant to the Inducement Restricted Stock Award Agreement to be entered into between William A. Wulfsohn and Ashland Inc.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares of Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the agreement described above.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on December 17, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Ashland Inc., a Kentucky corporation (“Ashland”) to register 50,000 shares of its Common Stock, par value $0.01 per share (“Common Stock”) that will be issued pursuant to an Inducement Restricted Stock Award Agreement (the “Inducement Award”) to be entered into between Ashland and William A. Wulfsohn as an inducement for his employment with Ashland.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Ashland with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference as of their respective dates of filing with the Commission:

(a)	Ashland’s Annual Report filed on Form 10-K for the fiscal year ended September 30, 2014 filed with the Commission on November 24, 2014,

(b)	Ashland’s Current Reports on Form 8-K filed on October 9, 2014, November 17, 2014 and December 1, 2014 (as amended by an amendment filed on December 11, 2014), and

(c)	The description of Ashland’s Common Stock contained in Ashland’s Registration Statement on Form S-4 filed with the Commission on August 8, 2008.

All reports and other documents subsequently filed by Ashland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby has been passed upon by Peter J. Ganz, Ashland’s Senior Vice President, General Counsel and Secretary.  As of the date this Registration Statement is filed with the Commission, Mr. Ganz beneficially owns 31,978 shares of Ashland Common Stock, of which 26,305 shares are unvested Restricted Common Stock, and 33,700 Stock Appreciation Rights, the value of which is based on the appreciation of the Common Stock over time.

Item 6.	Indemnification of Directors and Officers.

Kentucky Business Corporation Act

Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act (the “KBCA”) provide for indemnification of directors, officers, employees and agents of Kentucky corporations, subject to certain limitations. Although the below discussion is specific to directors, Section 271B.8-560 permits a corporation to indemnify and advance expenses to officers, employees and agents to the same extent as a director and gives an officer who is not a director the same statutory right to mandatory indemnification and to apply for court-ordered indemnification as afforded a director. A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

Section 271B.8-520 of the KBCA provides that, unless limited by the articles of incorporation, a corporation shall indemnify against reasonable expenses incurred in connection with a proceeding any director who entirely prevails in the defense of any proceeding to which the individual was a party because he or she is or was a director of the corporation. The term “proceeding” includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Section 271B.8-510 of the KBCA permits a corporation to indemnify an individual who is made a party to a proceeding because the individual is or was a director, as long as the individual (i) conducted himself or herself in good faith, (ii) reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the best interests of the corporation or, in all other cases, was at least not opposed to its best interests, and (iii) in a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not be, alone, determinative that the director did not meet the applicable standard of care. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses.

Section 271B.8-510 of the KBCA specifically prohibits indemnification in (i) a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, where the director is adjudged liable on the basis of having received an improper personal benefit.

Pursuant to Section 271B.8-550, a determination that indemnification is permissible because the individual met the applicable standard of conduct must first be made before a director can be indemnified. This determination can be made (i) by majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors, (ii) by special legal counsel selected by the majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors; provided, however, if there are not two disinterested directors, then legal counsel can be selected by a majority vote of the full board of directors, or (iii) by the shareholders, but shares owned by any interested director cannot be voted.

Under Section 271B.8-530, Ashland may advance expenses incurred by a director who is party to a proceeding prior to the final disposition if (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the KBCA standards of director conduct, (ii) the director furnishes the corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under the KBCA’s director indemnification provisions.

The indemnification and advancement of expenses provided by, or granted pursuant to, KBCA Sections 271B.8-500 – 271B.8-580 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

Articles of Incorporation and By-laws of Ashland

Article X of Ashland’s Fourth Restated Articles of Incorporation (the “Restated Articles”) permits, but does not require, Ashland to indemnify its directors, officers and employees to the fullest extent permitted by law. Ashland’s By-laws (the “By-laws”) require indemnification of its officers and employees under certain circumstances.

In general, Article X of the Restated Articles and Article IX, Section 1 of the By-laws provide for indemnification of any individual who was or is a party to any threatened, pending or completed claim, action, suit or proceeding by reason of his or her status as a director, officer or employee of Ashland or of another entity at Ashland’s request (collectively referred to as a “covered person”) against any reasonable costs and expenses (including attorneys’ fees) and any liabilities (including judgments, fines, penalties or reasonable settlements) reasonably paid by or imposed against the individual if the individual:

•	has been successful on the merits or otherwise with respect to such claim, action, suit or proceeding; or

•
acted in good faith, in what the person reasonably believed to be the best interests of Ashland or such other entity, as the case may be, and in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Article IX, Sections 2-4 of the By-laws, indemnification based on good faith and reasonable belief shall be made unless it is determined by any of the following that the covered person has not met the standard of conduct required for good faith indemnification (as described above):

•	the board of directors, acting by a quorum consisting of directors who were not parties to (or who were determined to have been successful with respect to) the claim, action, suit or proceeding;

•	a committee of the board of directors consisting of directors who were not parties to (or who were determined to have been successful with respect to) the claim, action, suit or proceeding;

•	any officer or group of officers who, by resolution adopted by the board of directors, has been given authority to make such determinations; or

•	either of the following selected by the board of directors if a disinterested committee of the board cannot be obtained:

(i)	independent legal counsel (who may be the regular counsel of Ashland) who has delivered to Ashland a written determination; or

(ii)	an arbitrator or a panel of arbitrators (which panel may include directors, officers, employees or agents of Ashland) who has delivered to Ashland a written determination.

Article IX, Section 3 of the By-laws requires Ashland to advance expenses to a director, officer or employee prior to the final disposition of the claim, action, suit or proceeding, but the individual shall be obligated to repay the advances if it is ultimately determined that the individual is not entitled to indemnification. In addition, the By-laws provide that Ashland may, as a condition to advancing the expenses, require the director, officer or employee to sign a written instrument acknowledging such obligation to repay expenses if it is ultimately determined that the person is not entitled to indemnity. Ashland also may refuse to advance expenses or discontinue advancing expenses if it is determined by Ashland, in its sole and exclusive discretion, not to be in the best interest of Ashland.

Notwithstanding the other provisions of Article IX, pursuant to Article IX, Section 4 of the By-laws, no person shall be indemnified in respect of any claim, action, suit or proceeding, initiated by such person or such person’s representative, or which involved the voluntary solicitation or intervention of such person or such person’s representative. Article IX, Section 5 of the By-laws provides that the rights of indemnification provided under Article IX shall be in addition to any other rights to which the director, officer or employee may otherwise be entitled. Further, in the event of any such person’s death, then their indemnification rights extend to their heirs and legal representatives.

Contracts

Ashland has entered into indemnification agreements with each of its directors that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

Insurance

Section 271B.8-570 permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who is or was serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

Ashland has purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) Ashland against certain costs that it might be required to pay by way of indemnification to directors or officers under the Restated Articles or the By-laws, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland. In addition, Ashland has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that Ashland or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index following the signature page to this Registration Statement and are incorporated herein by reference.

Item 9.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on this 18th day of December, 2014.

ASHLAND INC.

By:	/s/ Peter J. Ganz
	Name:	Peter J. Ganz
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board, Chief Executive Officer and Director	December 18, 2014
James J. O'Brien	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer	December 18, 2014
J. Kevin Willis	(Principal Financial Officer)

*	Vice President and Controller	December 18, 2014
J. William Heitman	(Principal Accounting Officer)

*	Director	December 18, 2014
Brendan M. Cummins

*	Director	December 18, 2014
Roger W. Hale

*	Director	December 18, 2014
Stephen F. Kirk

*	Director	December 18, 2014
Vada O. Manager

*	Director	December 18, 2014
Barry W. Perry

*	Director	December 18, 2014
Mark C. Rohr

*	Director	December 18, 2014
George A. Schaefer, Jr.

*	Director	December 18, 2014
Janice J. Teal, Ph.D.

*	Director	December 18, 2014
John F. Turner

*	Director	December 18, 2014
Michael J. Ward

* The undersigned, by signing his name hereto, executes this Registration Statement pursuant to a power of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

*By:	/s/ Peter J. Ganz
Peter J. Ganz
Attorney-in-Fact
December 18, 2014

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit
4.1
Ashland’s Fourth Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.2 to Ashland’s Current Report on Form 8-K filed with the Commission on February 4, 2014 (SEC File No. 001-32532)).

4.2
Ashland’s By-laws, as Amended and Restated (incorporated herein by reference to Exhibit 3.3 to Ashland’s Current Report on Form 8-K filed with the Commission on February 4, 2014 (SEC File No. 001-32532)).

*4.3	Form of Inducement Restricted Stock Award Agreement to be entered into between William A. Wulfsohn and Ashland.
*5.1	Opinion of Peter J. Ganz.
*23.1	Consent of PricewaterhouseCoopers LLP.
*23.2	Consent of Peter J. Ganz (contained in his opinion filed as Exhibit 5.1).
*24.1	Power of Attorney of each person whose signature on this Registration Statement was signed by another pursuant to a power of attorney.

___________________
*Filed Herewith.